As filed with the Securities and Exchange Commission on March 5, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIFTH THIRD BANCORP

(Exact name of registrant as specified in its charter)

Ohio	31-0854434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38 Fountain Square Plaza

Cincinnati, Ohio 45263

(800) 972-3030

(Address, including Zip Code, and telephone number, including area code,

of registrant’s principal executive offices)

Paul L. Reynolds, Esq.

Fifth Third Bancorp

38 Fountain Square Plaza

MD10AT76

Cincinnati, Ohio 45263

Fax: (513) 534-6757

(Name, address, including Zip Code and telephone

number, including area code, of agent for service)

Copies of Communications to:

Richard G. Schmalzl, Esq.

Graydon, Head & Ritchey

1900 Fifth Third Center

511 Walnut Street

Cincinnati, Ohio 45202

Phone: (513) 621-6464

Fax: (513) 651-3836

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	3,000,000 shares	$1.81	$5,430,000	$213.40

(1)	Pursuant to Rule 416(a), this registration statement covers such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.
(2)

Estimated solely for the purpose of computing the registration fee based upon the average of the high and low prices of the common stock, no par value of Fifth Third Bancorp as reported on the NASDAQ Global Select Market on March 3, 2009, in accordance with Rule 457(c) of the General Rules and Regulations under the Securities Act of 1933, as amended.

PROSPECTUS

FIFTH THIRD SHAREHOLDER DIRECT

Fifth Third Bancorp (“Fifth Third”) is pleased to offer individuals the opportunity to participate in Fifth Third Shareholder Direct, a convenient and low cost stock purchase and dividend reinvestment plan (“Plan”). Fifth Third Shareholder Direct is available for new investors to make an initial investment in Fifth Third common stock or for other shareholders to increase their holdings of Fifth Third common stock.

Fifth Third Shareholder Direct offers you the opportunity to:

•	Buy shares of Fifth Third common stock conveniently and economically, even if you are not currently a Fifth Third shareholder.

•	If you wish, reinvest all, or a portion of your cash dividends in Fifth Third common stock.

•	Build your investment over time, starting with an initial investment of as little as $250.00 and the ability to invest up to an additional $10,000.00 monthly.

•	Authorize automatic monthly investments in Fifth Third common stock from your checking or savings account.

•	Send in your Fifth Third stock certificates for safekeeping in the Plan.

Fifth Third is a financial services holding company with its principal office located at 38 Fountain Square, Cincinnati, Ohio 45263. Fifth Third’s common stock is traded on the NASDAQ Global Select Market under the symbol “FITB”.

This prospectus relates to an offering of up to 3,000,000 shares of Fifth Third common stock to be offered for purchase and dividend reinvestment under Fifth Third Shareholder Direct. Shares acquired under Fifth Third Shareholder Direct will be shares purchased for participants in the open market or directly from Fifth Third. Shares purchased for participants in the Plan in the open market will be purchased at the market price of the common stock on the NASDAQ Global Select Market on the date of purchase.

Please read this prospectus carefully and retain it and any future investment statements for future reference. If you have any questions about Fifth Third Shareholder Direct, please call American Stock Transfer and Trust Company LLC (“AST”), the Plan Administrator, toll free at 1-888-294-8285. Customer service representatives are available between the hours of 8 A.M. and 7 P.M. Eastern Time, Monday through Thursdays, and 8 A.M. to 5 P.M. Fridays. You may also visit AST’s website at www.amstock.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of Fifth Third common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investment in our common stock, as with any investment in common stock, involves investment risks, including the risk of possible loss of value.

The date of this Prospectus is March 5, 2009

PLAN SUMMARY

This Prospectus describes the terms of the Fifth Third Shareholder Direct investment plan. Please read this Prospectus carefully before enrolling in Fifth Third Shareholder Direct.

Fifth Third Shareholder Direct replaced the former Fifth Third Shareholder Reinvestment Plan. If you had an account in the Shareholder Reinvestment Plan on September 30, 2000, your account was changed to a Fifth Third Shareholder Direct account on that date without any action on your part.

Enrollment. To enroll in Fifth Third Shareholder Direct, you must be a registered owner of Fifth Third common stock, or you may become a registered owner by buying a minimum of $250.00 of Fifth Third common stock through Fifth Third Shareholder Direct when you enroll.

Your Fifth Third Shareholder Direct Account. When you enroll in Fifth Third Shareholder Direct, an account will be opened in your name to hold the shares of Fifth Third common stock you buy. The shares in the account will be held in “book entry” form. Instead of receiving stock certificates, you will receive quarterly statements of your account. However, you may obtain stock certificates for shares held in your account at any time, at no charge.

Dividend Reinvestment Option. You may choose to reinvest the dividends paid on any or all shares in your Fifth Third Shareholder Direct account, or to receive cash dividends. If you have your dividends reinvested, the shares purchased will be added to your Fifth Third Shareholder Direct account. There is an administrative fee of 5% of the total amount invested to a maximum of $3.00 for each dividend reinvestment plus $0.04 commission per share.

Additional Purchases. You may make additional purchases of Fifth Third common stock through Fifth Third Shareholder Direct. Additional purchases may be made with a minimum of $50.00 investment per transaction, not to exceed $10,000.00 each month. Any purchases paid by check or money order will incur a $2.50 processing fee per transaction plus $0.04 commission per share.

Automatic Account Deductions. Rather than purchasing additional shares by check or money order, you may make automatic additional monthly purchases of Fifth Third common stock by means of electronic funds transfer from your bank checking or savings account. Purchases made using automatic checking or savings account deductions will incur a $2.50 processing fee per transaction plus $0.04 commission per share.

Safekeeping. You may send your Fifth Third common stock certificates to AST for safekeeping. The shares will be converted to book entry shares to be held in your Fifth Third Shareholder Direct account. There is a fee of $7.50 for safekeeping, however this fee is waived if the request is to deposit the shares to a DR account and then sell the shares.

Selling Shares in Your Account. You may sell all or some of the shares held in your account at the market price on the date of sale. Sales will be done as often as daily but may be done at least weekly. You may sell shares at any time. There are no restrictions or blackout periods for selling shares. A transaction fee of $15.00, plus commission of $0.10 per share, will be deducted from the sale proceeds.

Contact Information. American Stock Transfer and Trust Company LLC will be the Plan Administrator for Fifth Third Shareholder Direct and will act as agent for participants in Fifth Third Shareholder Direct. You may contact AST in the following ways:

Telephone:	1-888-294-8285

Mail:	TRANSACTION PROCESSING
American Stock Transfer and Trust Company LLC
P.O. Box 922
Wall Street Station
New York, NY 10269-0560

CORRESPONDENCE
American Stock Transfer and Trust Company LLC
6201 15th Avenue
Brooklyn, NY 11219

Internet: www.amstock.com

Forms. Your Fifth Third Shareholder Direct statement will contain a form that may be used for any future Fifth Third Shareholder Direct transactions. Call AST if you require any additional forms.

Transaction Fees. You are responsible for the transaction fees described in this Prospectus. All fees are subject to change. Except as described in this Prospectus, Fifth Third pays the costs of administering Fifth Third Shareholder Direct.

Dividend Reinvestment Fee	5% of the amount reinvested,
Maximum of $3.00
plus $0.04 commission per share

Purchase by check or money order	$2.50 per purchase
plus $0.04 commission per share

Monthly purchase by automatic withdrawal	$2.50 per purchase
plus $0.04 commission per share

Sale of stock	$15.00 plus
$0.10 commission per share

Stock Certificate	No charge

Withdrawal/Termination from Plan	$15.00
plus $0.10 commission per share

Returned Check/Insufficient Funds	$25.00 per check/ACH reject

Duplicate Statement	No fee for current year,
$20.00 for previous years

Safekeeping	$7.50 for each deposit

(If a check or ACH withdrawal is returned for insufficient funds, AST reserves the right to sell all or a portion of your plan shares to cover the returned check fee. See Question 15.)

Because this is a summary of the Fifth Third Shareholder Direct plan, it may not contain all the information that may be important to you. You should read this entire Prospectus carefully.

FIFTH THIRD SHAREHOLDER DIRECT PLAN

The following questions and answers explain and constitute the terms of the Fifth Third Shareholder Direct stock purchase and dividend reinvestment plan:

1. What is Fifth Third Shareholder Direct?

Fifth Third Shareholder Direct is a convenient and low cost stock purchase and dividend reinvestment plan available for new investors to make an initial investment in Fifth Third common stock, for existing participants in Fifth Third’s Shareholder Reinvestment Plan, or other current shareholders to increase their holdings of Fifth Third common stock. Under Fifth Third Shareholder Direct, you may elect to have dividends automatically reinvested in Fifth Third common stock and/or to make optional cash investments through the Plan Administrator, American Stock Transfer and Trust Company LLC. Participation in Fifth Third Shareholder Direct is entirely voluntary and neither Fifth Third nor AST give advice regarding your decision to join the Plan. However, if you decide to participate in this Plan, an enrollment form and reply envelope are enclosed for your convenience.

2. What are the options available under Fifth Third Shareholder Direct?

Fifth Third Shareholder Direct participants may choose to:

•	Have dividends paid on their Fifth Third common stock automatically reinvested in additional shares of Fifth Third common stock;

•	Make their initial investment in Fifth Third common stock through the Plan; and/or

•

Make additional cash investments in Fifth Third common stock, including the option to make automatic monthly purchases by authorizing electronic funds transfers from a designated checking or savings account.

Please refer to the Plan Summary and Question 7 for details on the various fees you may be required to pay, to Question 8 for additional information regarding your dividend reinvestment options and Question 9 for further information regarding your options for making additional cash investments.

3. Who is eligible to participate in Fifth Third Shareholder Direct?

All U.S. citizens are eligible to participate in Fifth Third Shareholder Direct, whether or not they are currently shareholders of Fifth Third. If you are not a U.S. citizen, you may participate in Fifth Third Shareholder Direct, provided there are not any laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan. Fifth Third and AST reserve the right to deny or terminate participation of any shareholder if Fifth Third or AST deem it advisable under any applicable laws or regulations. All payments to AST shall be made payable in U.S. dollars.

4. How do I enroll in Fifth Third Shareholder Direct?

To enroll, you must be a registered owner of Fifth Third common stock, or you may become a registered owner by buying a minimum of $250.00 in common stock through Fifth Third Shareholder Direct and enrolling that stock in Fifth Third Shareholder Direct at the same time. Both methods are described below.

•

If you are a registered owner (which means that you already own at least one share of Fifth Third stock in your name), but do not currently participate in Fifth Third Shareholder Direct, you may request an enrollment form. Once received, please complete and mail to AST at the address specified previously. You may also enroll online at www.amstock.com. You need to know your ten digit AST account number and your social security number to gain access to your account.

•

You may become a registered owner by enrolling in and purchasing Fifth Third common stock through Fifth Third Shareholder Direct. The minimum initial purchase is $250.00. Complete and mail back the enrollment form and enclose a check or money order payable to “American Stock Transfer and Trust Company LLC.”

•

All money must be in U.S. dollars and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, neither Fifth Third nor AST are able to accept checks clearing through non-U.S. banks. Please do not send cash.

5. Who is the Plan Administrator?

Our stock transfer agent, American Stock Transfer and Trust Company LLC, will be the Plan Administrator for Fifth Third Shareholder Direct. AST will keep records, send quarterly statements of account to you and perform other administrative duties relating to Fifth Third Shareholder Direct. Shares of common stock purchased by you under the Plan will be registered in the name of AST or its nominee, as custodian, and will be credited to your AST account.

Although shares purchased under the Plan will be registered in the name of AST or its nominee, you may participate in the Plan and continue to hold your current shares in your own name. Alternatively, you may choose to deposit any certificates for shares of common stock held in your own name to your Fifth Third Shareholder Direct account. The procedures for safekeeping are described in Question 17 and there is a fee of $7.50 for safekeeping your shares. However, this fee is waived if the request for safekeeping is to also sell the shares.

6. Who is the independent agent?

AST will appoint an independent agent from time to time to execute purchases and sales of common stock on behalf of the Plan and its participants for purchases and sales to be made in the open market. See Question 14. The independent agent will be a registered broker-dealer or bank as defined in Section 3(a) (6) of the Securities Exchange Act of 1934.

The independent agent will not be an affiliate of Fifth Third or AST. Fifth Third nor AST will exercise any direct or indirect control or influence over the times when or the prices at which the independent agent may purchase/sell our common stock for the Plan, the amount of common stock to be purchased/sold, or the manner in which the common stock is to be purchased/sold.

7. What fees are associated with participation?

The fees associated with enrollment and participation in Fifth Third Shareholder Direct are summarized in the chart below:

Dividend Reinvestment Fee	5% of the amount reinvested,
Maximum of $3.00
plus $0.04 commission per share

Purchase by check or money order	$2.50 per purchase
plus $0.04 commission per share

Monthly purchase by automatic withdrawal	$2.50 per purchase
plus $0.04 commission per share

Sale of stock	$15.00 plus
$0.10 commission per share

Stock Certificate	No charge

Withdrawal/Termination from Plan	$15.00
plus $0.10 commission per share

Returned Check/Insufficient Funds	$25.00 per check/ACH reject

Duplicate Statement	No fee for current year,
$20.00 for previous years

Safekeeping	$7.50 for each deposit

(If a check or ACH withdrawal is returned for insufficient funds, AST reserves the right to sell all or a portion of your plan shares to cover the returned check fee. See Question 15.)

8. What are my dividend reinvestment options?

When you enroll, you must indicate on the enrollment form whether you want all or a portion of the cash dividends paid on your shares held in your Fifth Third Shareholder Direct account reinvested. If you do not indicate a preference, 100% of all dividends on the shares held in your account on the dividend record date will be reinvested in additional shares of Fifth Third common stock on the dividend payment date.

You must choose one of the following options when completing the dividend reinvestment section of the enrollment form:

•	Full Dividend Reinvestment. Purchase additional shares by reinvesting all of your cash dividends on all shares for which you are the registered holder.

•

Partial Dividend Reinvestment. You may reinvest less than all of your cash dividends by reinvesting your dividends based on either a specified percentage or a specified number of shares for which you are the registered holder. You will receive a cash dividend on the remaining shares for which you are the registered holder.

•	Optional Cash Purchase Only. You may choose to receive cash for all dividends paid on shares for which you are the registered holder and participate in the Plan’s cash purchase option only.

If you choose partial dividend reinvestment, you may have your remaining cash dividends (which are not reinvested) deposited directly into your bank account instead of receiving a check by mail. Simply complete the appropriate sections of the Dividend Direct Deposit authorization form or notify AST and request a Dividend Direct Deposit authorization form.

You may change your dividend reinvestment election at any time by completing a new enrollment form and delivering the form to AST. Requested changes must be received at least three business days prior to the next record date to be effective for that payment date.

You should note that under U.S. federal income tax law, dividends are taxable to you even if your dividends are reinvested through the Plan. Fifth Third will provide you with a Form 1099-DIV reporting your dividends (including reinvested dividends) shortly after the close of each calendar year. Should you elect to sell all or a portion of your shares, a Form 1099-B for the gross proceeds of your sale will be provided to you shortly after the close of each calendar year.

9. How do I make an additional investment?

After you have opened your Fifth Third Shareholder Direct account, you may buy additional shares (including fractional shares) by check or money order as often as weekly. You may also arrange for automatic monthly purchases from your bank checking or savings account. Under either method, each purchase you make may be for a minimum of $50.00 up to a maximum of $10,000.00 per month. Use the form enclosed with your plan statement or call AST for additional forms. To make an additional investment, you will need to follow one of the following payment procedures:

•

You may pay by check or money order payable to “American Stock Transfer and Trust Company LLC” in U.S. dollars, drawn on a U.S. bank, in the amount of the voluntary cash investment, plus the $2.50 transaction fee plus $0.04 commission per share. (The fee will be deducted from the check you send in. You do not have to send additional funds). No interest will be earned on these funds held by AST prior to their investment. Third party checks and foreign checks will not be accepted and will be returned to the sender. Please do not send cash. Send the completed form and payment to AST. This check must be received no later than 12:00 noon E.S.T. one business day before the investment date. Checks received after this date will purchase shares on the succeeding investment date.

•

Alternatively, you may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution. There will be a $2.50 processing charge for each transaction plus $0.10 commission per share. You may elect the automatic cash withdrawal option by simply completing and signing an automatic debit enrollment form, providing the necessary information, together with a voided blank check or checking/savings account deposit slip, and designating the amount, account number and U.S. bank routing number from which the funds are to be withdrawn each month. Automatic debit enrollment forms are available by calling AST. Participants who do not make a minimum of twelve automatic transactions in a twelve-month time period will incur a $25.00 transaction fee. You may also make optional cash payments online at www.amstock.com as a one time event or reoccurring event.

If you elect this automatic debit feature, funds will be withdrawn from your bank account on or about the 20th of each month (or the next business day if the 20th is not a business day), and will be invested in Fifth Third common stock on the next available investment date shares are purchased. You may change the amount of money or terminate the automatic monthly withdrawal of funds by submitting a new automatic debit enrollment form. Allow four to six weeks for the initial withdrawal. You may change the amount of money or terminate an automatic monthly withdrawal of funds by submitting a new automatic debit enrollment form.

10. When will shares be purchased?

Fifth Third Shareholder Direct’s investment date will be once each week on Fridays. If Friday is not a business day then the purchase will be done on the next day when trading occurs, except in those months in which a dividend is paid at which time any optional cash will be invested on the dividend payable date or the next business day if the payable date is not a business day. To make an investment on the next investment date, AST must receive your request for purchase and funds by the following dates:

•	To qualify for the investment date, requests for additional purchases made by check must be received at AST by 12:00 noon E.S.T. one business day prior to the investment date.

•	For automatic monthly investments, funds will be debited from your bank account on or about the 20th of every month, and will be invested in Fifth Third common stock on the next investment date.

•

When dividends are paid on the common stock, Fifth Third will promptly pay to AST the dividends payable on your shares held in your Fifth Third Shareholder Direct account. AST will invest all dividend funds authorized to be reinvested within the same time frame as used for additional cash purchases.

AST will commingle all funds to be invested on an investment date. If the investment date is not a day on which the NASDAQ Global Select Market is open, or falls on a day which is not a business day for AST, then the investment will occur on the next succeeding business day. Cash purchases not received before the applicable deadline will not be invested until the next succeeding investment date. No interest will be paid on any funds held by AST between investment dates. Once funds have been deposited with AST, you may not request a cash refund or otherwise change your order.

11. How will the price be determined for purchased shares?

All shares purchased with reinvested dividends or optional cash investments will be purchased on the open market or from the Company. The price per share of all shares so purchased in the open market will be the market price of such shares on the NASDAQ Global Select Market on the date of purchase. The price used to purchase shares from Fifth Third will be the average of the high and low price on the NASDAQ Global Select Market on the relative investment date.

When you use reinvested dividends, send in a payment or have funds automatically withdrawn to buy Fifth Third common stock, your funds will be used to buy the number of shares (including fractional shares to three decimal places) that may be purchased with your funds at the price described above, after deducting the applicable processing fees and commissions.

12. How will shares purchased under Fifth Third Shareholder Direct be allocated to my account?

Shares of common stock purchased with reinvested dividends or optional cash investments will be allocated by AST among the accounts of all participants. If you participate, the number of shares that will be allocated to your account following any investment date will depend on the amount of your dividends and optional cash investments (if any) available for investment after deducting the applicable processing fees and commissions on that date and the purchase price of the shares. Your account will be credited with a number of shares (including fractions computed to three decimal places) equal to the total funds to be invested for you, divided by the applicable purchase price.

13. Will fractional shares be purchased?

Yes. If any dividend or optional cash payment is not sufficient to purchase a whole share of Fifth Third common stock, a fractional share equivalent will be credited to your account. All fractional shares are computed to three decimal places.

14. What is the source of shares purchased through the Plan?

On each investment date, Fifth Third Shareholder Direct will purchase shares on the open market as follows. AST will cause the independent agent to purchase shares of common stock in the open market. Neither Fifth Third nor AST or any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the independent agent. Shares may also be purchased directly from Fifth Third. The price at which shares will be purchased will be the average of the high and low price on the NASDAQ Global Select Market on the investment date.

If at any time the independent agent is unable to purchase shares in the open market (by reason of the operation of applicable laws, the closing of the securities markets or any other temporary curtailment or suspension of open market purchases), neither AST nor Fifth Third will have any liability to any participant arising out of the inability to make purchases at that time.

15. What is the policy on returned checks and insufficient funds?

In the event that any check or other deposit is returned unpaid for any reason or your designated bank account does not have sufficient funds for an automatic debit, AST will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, AST may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25.00 administrative charge for any check or other deposit that is returned unpaid by your bank. This fee will be collected by AST through the sale of the number of shares from your account necessary to satisfy the fee.

16. May I receive a stock certificate?

You may obtain a certificate for some or all of your whole shares held in your Fifth Third Shareholder Direct account at any time by simply submitting a written request to AST to withdraw shares from your Fifth Third Shareholder Direct account. AST will issue certificates in the exact name(s) shown on the account. To have certificates issued in a different name, follow the procedures in Question 19. Generally, AST will send you the requested certificates within two weeks after receiving your request.

No certificates will be issued for fractional shares of common stock. Instead, the market value of any fractional shares will be paid in cash. You may continue to reinvest dividends on shares through Fifth Third Shareholder Direct even though you receive certificates.

17. Does Fifth Third Shareholder Direct offer safekeeping services?

Yes. If you have Fifth Third common stock certificates, you may send them to AST for deposit as book-entry shares held in your plan account. With safekeeping, you no longer bear the cost and risk associated with the storage, loss, theft, or destruction of stock certificates. To use the safekeeping service, send your certificates to AST by insured registered mail. Include signed, written instructions to AST to deposit the shares in a plan account for safekeeping. Do not endorse the certificates or complete the assignment section on the back of the certificates. There is a fee of $7.50 for this service. However, if you request to deposit your shares to a dividend reinvestment account and sell the shares, the $7.50 will be waived.

18. May I sell shares I hold through Fifth Third Shareholder Direct?

Yes. Shares held in your Fifth Third Shareholder Direct account may be sold on your behalf by completing and submitting the Other Transactions Form portion of the reinvestment account statement. AST (through the independent agent) will cause your shares to be sold as often as daily but at least once each week. AST will send you a check for the proceeds, less an administrative service charge of $15.00 plus $.10 commission per share. You will not receive interest on sales proceeds held pending disbursement. Checks are usually sent out on the settlement date of the trade.

A termination request received three days prior to a payable date for a dividend will have that dividend paid out in cash. Request for terminations received less than three days prior to the next payable date will have that dividend reinvested. However, subsequent dividends will be paid out in cash on all balances. Sales and issuance of shares from a participant’s account will continue to be processed on a daily basis. There are no blackout periods.

Please bear in mind that Fifth Third Shareholder Direct is not a market timing investment vehicle. The price of Fifth Third common stock may rise or fall during the period between a request for sale, its receipt by AST, and the ultimate sale on the open market. Instructions sent to AST to buy/sell shares are binding and may not be rescinded. Should you elect to sell all or a portion of your shares, we will mail you a check with Form 1099-B attached for the gross proceeds of your sale on the settlement date. AST will notify the Internal Revenue Service of the sale shortly after year-end.

Alternatively, you may sell your shares through a stockbroker of your choice, or privately. In either case, request certificates for your shares (see Question 16 above) and, upon receipt, proceed as you would to sell any other stock for which you have the certificates.

Please note that if your Fifth Third Shareholder Direct account holds less than one full share, Fifth Third or AST may close the account, liquidate the fractional share and send you a check representing the market value of the fractional share that was in the account less the $15.00 withdrawal fee.

19. How do I transfer shares that I hold to someone else?

To transfer ownership of some or all of your shares held through Fifth Third Shareholder Direct you may call AST at 1-888-294-8285 for complete transfer instructions. You will be asked to send to AST written transfer instructions. Your signature must be “Medallion Guaranteed” by a qualified financial institution. Most banks and brokers participate in a Medallion Guarantee program. The Medallion Guarantee program is intended to ensure that the individual signing is in fact the owner of the participant’s account. A notary is not sufficient.

20. How may I close my Fifth Third Shareholder Direct account?

You may close your account at any time. A termination request received three days prior to a payable date for a dividend will have that dividend paid out in cash. Request for termination received less than three days prior to the next payable date will have that dividend reinvested. However, subsequent dividends will be paid out in cash on all balances. Sales and issuance of shares from a participant’s account will continue to be processed on a daily basis. There are no blackout periods. (For shares that are being issued, if you wish a different registration, please see Question 19 above regarding requirements.) AST will liquidate any full and fractional shares in your account and send you a check for the proceeds less any service fee and commissions.

21. How do I contact American Stock Transfer and Trust Company LLC, the Plan Administrator?

You may contact American Stock Transfer and Trust Company LLC by:

Telephone:	1-888-294-8285

Mail:	TRANSACTION PROCESSING
American Stock Transfer and Trust Company LLC
P.O. Box 922
Wall Street Station
New York, NY 10269-0560

CORRESPONDENCE
American Stock Transfer and Trust Company LLC
6201 15th Avenue
Brooklyn, NY 11219

Internet: www.amstock.com

Customer service representatives are available between the hours of 8 A.M. to 7 P.M. Eastern Standard Time, Monday through Thursdays, and 8 A.M. to 5 P.M. Fridays.

22. How may I keep track of my account’s activity?

Easy to read statements of your year-to-date account activity will be sent to you after each additional investment, dividend reinvestment or sale of shares. Each statement will show the amount invested, the purchase or sale price of Fifth Third Shareholder Direct transactions, the number of shares purchased or sold and certain Plan fees, as well as any activity associated with share deposits or withdrawals. Please notify AST promptly in writing if your address changes.

As a Fifth Third Shareholder, you will receive copies of the same communications sent to all other holders of Fifth Third common stock, such as annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. Please retain all transaction statements for your records. The statements contain important tax and other information. You will be charged a fee of $20.00 if you require a duplicate statement for prior years. There are no fees for the current year’s statement.

23. What happens if Fifth Third issues a stock dividend or declares a stock split or rights offering?

Any stock dividends or split shares distributed by Fifth Third to holders of common stock held in Fifth Third Shareholder Direct accounts will be added to your account balance. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a Fifth Third Shareholder Direct account. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

24. May I vote my Fifth Third Shareholder Direct shares at shareholders’ meetings?

Yes. In connection with any meeting of Fifth Third shareholders, you will be sent a proxy card representing both the shares for which you hold physical certificates and the shares held in your Fifth Third Shareholder Direct account. Those shares will be voted as you indicate on the returned proxy card or as otherwise set forth in the proxy materials. Fractional shares will also be voted.

25. May Fifth Third Shareholder Direct be amended or terminated?

Yes. Fifth Third and AST may suspend, modify or terminate the Plan at any time. Neither Fifth Third nor AST will be liable. All participants will receive notice of any suspension, modification or termination. If Fifth Third Shareholder Direct is terminated, certificates for whole shares held in your account will be issued and a cash payment will be made for any fractional share. Fifth Third and/or AST reserve the right, in its sole discretion, to deny, suspend or terminate participation by a participant who is using the Plan for purposes inconsistent with the intended purpose of the Plan.

26. What are the responsibilities of Fifth Third and AST?

Neither Fifth Third nor AST will be liable for any act or omission to act, which was done in good faith or for actions required by law. This includes any claims for liability relating to:

•	the prices at which shares are purchased or sold for your account, the dates of purchases or sales,

•	any changes in the market value of Fifth Third stock,

•

any claim of liability arising out of the failure to terminate a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to terminate participation from a qualified representative of the deceased,

•	rejections of automatic checking or savings account deductions,

•	check clearing, or

•	fees described in this Prospectus.

You should recognize that neither Fifth Third nor AST may assure you of a profit or protect you against a loss on shares purchased through Fifth Third Shareholder Direct. Dividends may increase, decrease and/or be eliminated. The amount of future dividends will depend on factors such as earnings, financial condition, capital requirements, and others and will be determined by the Fifth Third Board of Directors on a quarterly basis.

27. What are the tax consequences of participating in Fifth Third Shareholder Direct?

Participants in the Plan are advised to consult their own tax advisors with respect to the tax consequences of participation in Fifth Third Shareholder Direct (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

Cash dividends reinvested under the Plan will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. The total amount of dividends paid to you during the year, whether or not they are reinvested, will be reported to you and the U.S. Internal Revenue Service shortly after the close of each calendar year.

You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your Fifth Third Shareholder Direct account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss upon the receipt of cash for fractional shares held in the Plan. You will also realize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares (generally, the amount you paid for the shares). In order to determine the tax basis for shares in your account, you should retain all account transaction statements. You will be charged a fee if you require a duplicate statement.

Participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the plan. Where applicable, this withholding tax generally is imposed at the rate of 30%; but this rate may be reduced by treaty between the U.S. and the country in which the participant resides.

Dividends paid on shares in Fifth Third Shareholder Direct accounts may be subject to “the backup withholding” provisions of the Internal Revenue Code. If you fail to furnish a properly completed Form W-9 or its equivalent, unless you are exempt from the withholding requirements described in Section 3406 of the Internal Revenue Code, then Fifth Third Shareholder Direct must withhold 28% (or the current tax withholding rate) from the amount of dividends, the proceeds of the sale of a fractional share, and the proceeds of any sale of whole shares.

USE OF PROCEEDS

All shares of Fifth Third common stock acquired under the Plan and purchased by the independent agent in open market transactions will provide no cash proceeds to Fifth Third. All shares of Fifth Third common stock acquired under the Plan and purchased directly from Fifth Third will provide cash proceeds to Fifth Third, which proceeds will be used for general corporate purposes.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from Fifth Third’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of Fifth Third’s internal control over financial reporting as of December 31, 2008 included in Fifth Third’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Fifth Third files annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders may read and copy reports, proxy statements and other information filed by Fifth Third at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third’s reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC’s website located at http://www.sec.gov.

Fifth Third’s common stock is traded on the NASDAQ Global Select Market tier of the NASDAQ Stock Market under the symbol “FITB”. Documents filed by Fifth Third with the SEC also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Fifth Third has filed a registration statement to register with the SEC the shares of common stock offered hereby. As allowed by SEC rules, this document does not contain all the information that you may find in the Fifth Third registration statement or the exhibits to the Fifth Third registration statement.

The SEC allows Fifth Third to “incorporate by reference” information into this document, which means that Fifth Third may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information that was filed later.

This document incorporates by reference the documents set forth below, which Fifth Third has already filed with the SEC:

•	Fifth Third’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	Fifth Third’s Current Reports on Form 8-K filed on January 21, 2009, and;

•	Fifth Third’s Proxy Statement on Schedule 14A dated March 6, 2008.

Additional documents that Fifth Third may file with the SEC between the date of this document and the date of the sale of the shares of common stock offered hereby are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements, other than information in such future filings deemed not to have been filed, until Fifth Third sells all the securities offered by this document.

Copies of any of the documents incorporated by reference (excluding exhibits unless specifically incorporated therein) are available without charge upon written or oral request from Paul L. Reynolds, Secretary, Fifth Third Bancorp, 38 Fountain Square, Cincinnati, Ohio 45263 (telephone number: (800) 972-3030).

You should rely only on the information contained or incorporated by reference in this document to make your determination on whether or not to make an investment in the shares of Fifth Third common stock offered hereby. No one has been authorized to provide any information that is different from what is contained in this document.

Fifth Third

Shareholder Direct

Stock

Purchase

&

Dividend

Reinvestment Plan

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is an itemized statement of the fees and expenses (all but the SEC fees are estimates) in connection with the issuance and distribution of the shares of common stock being registered hereunder. All such fees and expenses shall be borne by Fifth Third except for underwriting discounts and commissions and transfer taxes, if any, with respect to any shares being sold by the selling shareholders.

Commission Registration Fees	$—
Nasdaq Global Select Market Listing Fee	—
Blue Sky fees and expenses	—
Printing expenses	10,000
Attorneys’ fees and expenses	5,000
Accounting fees and expenses	5,000
Miscellaneous	5,000
Total	$—

Item 15.	Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following (a) any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E)(5)(a) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law, subject to the limits of applicable federal law and regulation.

Fifth Third carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 16.	Exhibits.

Document	Exhibit
Opinion of Counsel employed by Fifth Third Bancorp	5.1

Consent of Counsel employed by Fifth Third Bancorp (included in Exhibit 5.1)	23.1

Consent of Deloitte & Touche LLP	23.2

A power of attorney where various individuals authorize the signing of their names to any and all amendments to this Registration Statement and other documents submitted in connection herewith is contained on the first page of the signature pages following Part II of this Registration Statement	24.1

Enrollment Form	99.1

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)

To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on March 4, 2009.

FIFTH THIRD BANCORP

By:	/s/ KEVIN T. KABAT
Kevin T. Kabat
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints KEVIN T. KABAT, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ KEVIN T. KABAT	Date: March 4, 2009
Kevin T. Kabat
President and Chief Executive Officer

Principal Financial Officer:

/s/ ROSS J. KARI	Date: March 4, 2009
Ross J. Kari
Chief Financial Officer and Executive Vice President

Principal Accounting Officer:

/s/ DANIEL T. POSTON	Date: March 4, 2009
Daniel T. Poston
Controller and Executive Vice President

Directors of the Company:

/s/ DARRYL F. ALLEN	Date: March 4, 2009
Darryl F. Allen

/s/ JOHN F. BARRETT	Date: March 4, 2009
John F. Barrett

/s/ ULYSSES L. BRIDGEMAN, JR.	Date: March 4, 2009
Ulysses L. Bridgeman, Jr.

/s/ JAMES P. HACKETT	Date: March 4, 2009
James P. Hackett

/s/ GARY R. HEMINGER	Date: March 4, 2009
Gary R. Heminger

/s/ ALLEN M. HILL	Date: March 4, 2009
Allen M. Hill

/s/ KEVIN T. KABAT	Date: March 4, 2009
Kevin T. Kabat

/s/ ROBERT L. KOCH, II	Date: March 4, 2009
Robert L. Koch, II

/s/ MITCHEL D. LIVINGSTON, PH.D.	Date: March 4, 2009
Mitchel D. Livingston, Ph.D.

/s/ HENDRIK G. MEIJER	Date: March 4, 2009
Hendrik G. Meijer

/s/ JAMES E. ROGERS	Date: March 4, 2009
James E. Rogers

/s/ JOHN J. SCHIFF, JR.	Date: March 4, 2009
John J. Schiff, Jr.

/s/ DUDLEY S. TAFT	Date: March 4, 2009
Dudley S. Taft

/s/ THOMAS W. TRAYLOR	Date: March 4, 2009
Thomas W. Traylor

Date: March 4, 2009
Marsha C. Williams

Exhibits Index

Exhibit Number	Description
5.1	Opinion of Counsel employed by Fifth Third Bancorp

23.1	Consent of Counsel employed by Fifth Third Bancorp (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1

A power of attorney where various individuals authorize the signing of their names to any and all amendments to this Registration Statement and other documents submitted in connection herewith is contained on the first page of the signature pages following Part II of this Registration Statement

99.1	Enrollment Form